Digital Power Reports Financial Results for the Third Quarter Ended September 30, 2007

FREMONT, Calif., November 8, 2007, Digital Power Corporation (Amex: DPW - News) (herein “Digital Power”) announced today its financial results for the third quarter ended September 30, 2007.

Digital Power reported revenue of $3,028,000 for the third quarter, a decrease of 11.0% from $3,404,000 for the same quarter of 2006, and an increase of 19.4% or $492,000 from the second quarter of 2007. An operating profit of $22,000 for the third quarter of 2007 was reported, compared to an operating profit of $77,000 for the third quarter of 2006, and an $222,000 improvement from the second quarter of 2007. Digital Power reported a net profit of $41,000 for the three months ended September 30, 2007, compared to a net profit of $75,000 for the three months ended September 30, 2006.

Revenue for the nine months ended September 30, 2007, was $8,306,000, a 12.1% decrease from revenue of $9,445,000 for the nine months ended September 30, 2006. Net loss for the nine months ended September 30, 2007, was $114,000, compared to a net income of $129,000 for the same period in 2006.

Commenting on the results, President and CEO, Jonathan Wax, stated: “We are quite pleased to return to profitability in the third quarter. Digital Power has now posted a profit in eight out of the last nine quarters. We are particularly pleased with the $222,000 improvement in our operating profit and a $423,000 or 28% improvement in our cash position when compared to the second quarter of 2007.

We continue to see significant activity in our high-density product lines, particularly with our HD, CPCI, and EF series of AC/DC power supplies which are part of our traditional and newer high-density product lines. As previously reported in our second quarter report press release and one subsequent press release, we have also received two significant orders of high density product lines out of our European subsidiary, which will impact the fourth quarter of 2007”.

Digital Power designs, develops, manufactures, markets, sells, and distributes switching power supplies to industrial, telecommunication, data communication, medical, and military industries. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the significant large-scale projects recently won by the Company and their impact on the business. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results express implied by such forward looking statements. The Company disclaims any current intention to update its forward-looking statements and the estimates and assumptions within them, at any time for any reason. In particular, such forward looking statements are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that (a) the Company will be able to lower its production costs and market conditions are improving in Digital Power’s industry (b) the inability to complete sales, or possible delays in deployment, of products under certain large scale projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, project delays or cancellations; and (c) the inability to complete or possible delays in completing certain research and development efforts required for certain large-scale projects. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-KSB for the year ended December 31, 2006 and any subsequently filed reports. .

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three months		Nine months
	Ended September 30,		Ended September 30,
Statement of Operations Data	2007	2006	2007	2006

Revenues	$3,028	$3,404	$8,306	$9,445
Operating profit (loss)	22	77	(153)	143
Net profit (loss)	41	75	(114)	129

Basic net income (loss)
Per share	$0.006	$0.011	$(0.017)	$0.020
Diluted net income (loss)
Per share	$0.006	$0.011	$(0.017)	$0.019

	As of September 30,
Balance Sheet Data	2007	2006

Working capital	$3,384	$3,200
Total assets	6,031	6,267
Shareholders' equity	3,525	3,368